UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       FRASER, H. RUSSELL
       3453 SOUTHFORK ROAD
       CODY, WY  82414
   USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       USEG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
      MAY 1999
5. If Amendment, Date of Original (Month/Year)
      JUNE 10, 1999
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
    $.01 PAR VALUE COMMON S|05/17/|J(a)| |1,534             |A  |NIL        |9,674              |D (b) |                           |
TOCK                       |99    |    | |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON S|N/A   |    | |NONE              |   |N/A        |1,300              |I (c) |BY WIFE                    |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (Right to|$2.875/S|N/A  |    | |           |   |12/04|09/25|Common Stock|12,500 |N/A    |12,500      |D  |            |
 Buy)                 |H       |     |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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Stock Option (Right to|$2.875/S|05/28|D   | |12,500     |D  |12/04|09/25|Common Stock|12,500 |N/A    |-0-         |D  |            |
 Buy) (d)             |H       |/99  |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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Stock Option (Right to|$2.00/SH|05/28|A   | |12,500     |A  |12/04|09/25|Common Stock|12,500 |N/A    |12,500      |D  |            |
 Buy) (d)             |        |/99  |    | |           |   |/98  |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
a)    Shares issued as compensation for services as a director for Calendar
1998.
b) Includes 4,000 shares held in an Individual Retirement Account established for the benefit of the Reporting
Person.
c) Shares are held in an Individual Retirement Account established for the benefit of the Reporting Person's
wife.   The Reporting Person disclaims any beneficial interest in these shares.
d) Reclassification of qualified stock options granted on 9/25/98 conditioned on shareholder approval of amendments to the USEG Stock Option Plan (obtained on 12/4/98) from qualified to non-qualified.
SIGNATURE OF REPORTING PERSON
    /s/    H. Russell Fraser
DATE
     June 23, 1999